# Potential Impact of a Reverse Split

| | Option 1 | | | | | | Option 2 | | | | | |
|---|---|---|---|---|---|---|---|---|---|---|---|---|
| | **50** | **100** | **125** | **150** | **200** | **250** | **300** | **350** | **400** | **450** | **500** | **550** |
| *Reverse Split (Estimates)* | | | | | | | | | | | | |
| Shares Repurchased[1] | 7,895 | 19,793 | 28,851 | 36,496 | 48,719 | 64,250 | 75,288 | **95,515** | 106,510 | 120,218 | 128,846 | 146,949 |
| OBO Shares Repurchased[2] | 3,596 | 9,014 | 13,171 | 16,628 | 22,233 | 29,285 | 34,330 | **43,578** | 48,575 | 54,834 | 58,758 | 67,025 |
| Cash Outlay for Reverse Split[3] | 448,149 | 1,123,473 | 1,638,858 | 2,071,836 | 2,767,128 | 3,647,865 | 4,275,102 | **5,424,627** | 6,048,315 | 6,827,028 | 7,316,556 | 8,344,986 |
| *Result* | | | | | | | | | | | | |
| Registered Shareholders Remaining[4] | 717 | 566 | 504 | 452 | 392 | 337 | 300 | **254** | 230 | 201 | 185 | 162 |
| Brokerages Holding Shares in Street Name[5] | 33 | 33 | 33 | 33 | 33 | 33 | 33 | **33** | 33 | 33 | 33 | 33 |
| Estimate of Shareholders Remaining | 750 | 599 | 537 | 485 | 425 | 370 | 333 | **287** | 263 | 234 | 218 | 195 |

*1 - Includes shares repurchased by registered shareholders (shareholders that do not hold shares in street name) and [illegible] OBOs.*

*2 - Assumes shares are repurchased at rate proportionate to the amounts repurchased by registered holders and [illegible] OBOs.*

*3 - Assumes shares are repurchased at an 18.18% premium, based on the 1/19/07 closing price of $33.00.*

*4 - Registered shareholders do not hold shares in street name*

*5 - Assumes OBOs hold their shares in the same thirty-three brokerages that hold the 335,424 shares owned by [illegible] OBOs.*